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                                                                    EXHIBIT 23.2


                               Consent of KPMG LLP


The Board of Directors
AccuMed International, Inc.


We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-90637) of AccuMed International, Inc. and subsidiaries of our reports dated March 26, 1999, relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and all related schedules, which reports appear in the December 31, 1998, annual report on Form 10-K of AccuMed International, Inc.


/s/ KPMG LLP


Chicago, Illinois
January 13, 2000